PEGASYSTEMS INC.
                                 101 Main Street
                               Cambridge, MA 02142




                                                               December 16, 1993



Fleet Bank of Massachusetts, N.A.
75 State Street
Boston, MA 02109

Gentlemen:

         This letter agreement will set forth certain understandings between Pegasystems Inc., a Massachusetts corporation (the "Borrower") and Fleet Bank of Massachusetts, N.A. (the "Bank") with respect to Revolving Loans and Term Loans (each as hereinafter defined) which may be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.       AMOUNTS AND TERMS
                  -----------------

         1.1. Reference to Documents. Reference is made to (i) that certain $2,500,000 principal amount promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, (ii) certain term notes (the "Term Notes") in an aggregate principal amount up to $1,000,000 which are to be made by the Borrower and payable to the order of the Bank, and
(iii) that certain Security Agreement of even date herewith from the Borrower to the Bank (the "Security Agreement").

         1.2. The Borrowing; Revolving Note. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, at the Principal Office of the Bank on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to ss.5.2 or ss.6.7; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined) and
(2) the Aggregate Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such amount, and subject to the terms and conditions hereof, the Borrower may


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obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided in the Revolving Note. Overdue principal of the Revolving Loans and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

         1.3. Repayment; Renewal of Revolving Loan Facility. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under ss.5.2(a) following an Event of Default. The Borrower may repay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the revolving financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.4. Term Loans; Term Notes. In addition to the foregoing, the Bank may make one or more loans (the "Term Loans") to the Borrower in an aggregate principal amount up to $1,000,000. A Term Loan shall be made, no more than once per calendar quarter (except that a Term Loan may be made more frequently in order to finance not less than $100,000 in Qualifying Equipment acquired by the Borrower within the 90 days preceding the request for such Term Loan), in such amount as may be requested by the Borrower;

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provided that (i) no Term Loan will be made after June 30, 1994; (ii) the aggregate original principal amounts of all Term Loans will not exceed $1,000,000; and (iii) no Term Loan will be in an amount more than 80% of the total of (x) invoiced actual costs of the tangible property constituting the items of Qualifying Equipment with respect to which such Term Loan is made (excluding taxes, shipping, installation charges and other "soft costs") plus
(y) the actual costs of software relating to such items of Qualifying Equipment, provided that such software costs will not exceed 35% of the total amount of each such Term Loan. Notwithstanding the requirement of clause (iii) of the immediately preceding sentence, the Term Loan or Term Loans made as at the date hereof may include the amount (not in excess of $117,500.15) necessary to repay loans heretofore made by Shawmut Bank, N.A. to the Borrower, which loans were to become due in December 1993, September 1994 and December 1995. Prior to the making of each Term Loan, and as a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment; (ii) such evidence as the Bank may require showing that the Qualifying Equipment has been installed at the Premises, has become fully operational, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) evidence satisfactory to the Bank that the Qualifying Equipment is fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee and (iv) a duly executed Term Note in the amount of the relevant Term Loan. Each Term Loan will be evidenced by a Term Note, substantially in the form of item 1.4 of the attached Disclosure Schedule; except that the Term Note representing that Term Loan (in the principal amount of $90,000) which is to be made for the purpose of refunding the loan by Shawmut Bank, N.A. due December 1995 will be amortized in 24 principal installments of $3,750 each. Interest on each Term Loan shall be payable at the times and at the rate provided for in the Term Note evidencing same. Overdue principal of any Term Loan and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the related Term Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the relevant Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of such Term Loan. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrower with respect to principal of such Term Loan. Failure of the Bank to make any such notation shall not, however,

                                        3

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affect any obligation of the Borrower or any right of the Bank hereunder or under any Term Note.

         1.5. Principal Repayment of Term Loans. The Borrower shall repay principal of each Term Loan in 36 equal consecutive monthly installments, commencing on the first day of the month next following the month in which such Term Loan is made and continuing on the first day of each month thereafter. Each such monthly installment of principal shall be in an amount equal to 1/36th of the outstanding principal balance of such Term Loan. In any event, the then outstanding principal balance of each Term Loan and all interest then accrued but unpaid thereon shall be due and payable in full on the first day of the 36th month next following the month in which such Term Loan is made. (Notwithstanding the foregoing, the Term Loan made as at the date hereof in order to refund the aforesaid loan from Shawmut Bank, N.A. due December 1995 will be amortized in 24 equal monthly installments commencing January 15, 1994 and ending December 15, 1995.) The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of any Term Loan; provided that each such principal prepayment shall be accompanied by payment of all interest under the related Term Note accrued but unpaid to the date of payment. Any partial prepayment of principal of a Term Loan will be applied to installments of principal of such Term Loan thereafter coming due in inverse order of normal maturity.

         1.6. Advances and Payments. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital purposes. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums ad provided herein or in any Note or with respect to any letter of credit.

         Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of

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time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank at its Principal Office, in immediately available funds. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied as specified by the Borrower at the time of payment if no Event of Default has occurred and is then continuing. If no such specification is made or if an Event of Default has occurred and is then continuing, all monies received hereunder will be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations (being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term Loans in inverse order of normal maturity). All interest and fees payable hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.7. Letters of Credit. The Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after given effect thereto the Aggregate Bank Liabilities will in no event exceed the lesser of (i) $2,500,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

         1.8. Conditions to Advance. Prior to the making of the initial Loan hereunder or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Revolving Note, the initial Term Note or Term Notes (if such initial Loan is to be a Term Loan) and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters

                                        5

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incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Loan or letter of credit issuance (including the initial Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Loan is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or the Security Agreement shall continue to be correct in all material respects as of the date of such Loan or issuance of such letter of credit, as the case may be.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Loan or issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both would constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Loan or for the issuance of a letter of credit, and each acceptance by the Borrower of the proceeds of any Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Loan or letter of credit issuance, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.8 will be satisfied. Each request for a Revolving Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 15 days prior to the date of the requested borrowing.

II.      REPRESENTATIONS AND WARRANTIES
         ------------------------------

         2.1. Representations and Warranties. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:


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         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in each jurisdiction in which the Borrower maintains any facility, sales office or warehouse and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries. The Borrower is in the process of forming an English Subsidiary, which will be wholly-owned by the Borrower. The Borrower is not a member of any partnership or joint venture.

         (b) At the date of this letter agreement, all of the outstanding capital stock of the Borrower is owned, of record and beneficially, as set forth on item 2.1(b) of the attached Disclosure Schedule.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or By-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any material indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower

                                        7

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and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         (e) Except as described in item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any other instrument provided for or contemplated by this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower.

         (f) The Borrower is not in violation of any term of its charter or By-laws as now in effect. The Borrower is not in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed all federal, state and local tax returns, reports and estimates required to be filed by the Borrower. All such filed returns, reports and estimates are proper and accurate and the Borrower has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.


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         (i) The audited financial statements of the Borrower as at December 31,
1992 and the management-generated financial statements of the Borrower as at September 30, 1993, each heretofore delivered to the Bank, are (and all financial statements of the Borrower hereafter delivered pursuant to this letter agreement will be) complete and accurate and fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby, except that interim management-generated statements do not and will not have footnotes. The Borrower has no liability, contingent or otherwise, not disclosed in the aforesaid December 31, 1992 financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1992, there has been no material adverse development in the business or condition of the Borrower and the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at 101 Main Street, Cambridge, MA 02142 (the "Premises"). Except as described in item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are located at any other address. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of the Premises.

         (k) To the best of the Borrower's knowledge, the Borrower owns or has a valid right to use the patents, licenses, copyrights, trademarks, trademark applications, trademark rights and trade names or trade name rights or franchises now being used or necessary to conduct its business. To the best of the Borrower's knowledge, the conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trademark rights and trade names and trade name rights or franchises of others in any manner that could materially adversely affect in any manner the business or assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

III.     AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS
         ------------------------------------------------

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in

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effect or any Revolving Loan or any Term Loan or any of the other obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding;

         3.1. Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will qualify to do business and remain qualified and in good standing (and will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each jurisdiction where it maintains any facility, sales office or warehouse and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws and, in all material respects, with all contractual requirements by which it or any of its properties may be bound. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) reasonably be expected to materially adversely affect the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. Maintenance of Property; Insurance. The Borrower will maintain and preserve (and cause each Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, ordinary year and tear excepted, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amountsas shall be satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. Payment of Taxes and Charges. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or

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levies relating to real and personal property, the Collateral, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all lease obligations, all trade debt, purchase money obligations, equipment lease obligations and all of its other Indebtedness. The Borrower will perform and fulfill all covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. Accounts. The Borrower will maintain its principal depository and operating accounts with the Bank.

         3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged.
The Borrower will not, without the prior written consent of the Bank, directly or indirectly enter into any other lines of business, businesses or ventures.

         3.6. Reporting Requirements. The Borrower will furnish to the Bank:

                  (i) Within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by Ernst & Young or by other independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and stockholders, equity and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the date thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and stockholders, equity and cash flow ta be for such fiscal quarter and for the year to date, in each case together with a comparison to budget.

                  (iii) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate shall also set forth the calculations necessary to evidence compliance with ss.ss.3.7-3.10.

                  (iv) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month and setting forth the schedule of all installment payments scheduled to be paid within the next 12 months under long-term contracts, and (B) a certificate of the chief financial officer of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank. Notwithstanding the foregoing, the Borrower may omit to furnish the aging report and Borrowing Base certificate otherwise due with respect to any month-end if at such month-end there are outstanding no Revolving Loans nor any letters of credit issued hereunder; provided that prior to any subsequent borrowing of a Revolving Loan or issuance of a letter of credit hereunder the Borrower will furnish such report and Borrowing Base certificate.

                  (v) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any letter of comments directed by such accountants to the management of the Borrower.

                  (vi) As soon as possible and in any event within five days after the Borrower knows or reasonably should know of the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

                  (vii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

                  (viii) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (ix) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. Debt to Worth. The Borrower will maintain as at the end of each fiscal quarter of the Borrower on a consolidated basis a Leverage Ratio of not more than 1.25 to 1. As used herein, "Leverage Ratio" means the ratio of (x) total Indebtedness of the Borrower and Subsidiaries to (y) Tangible Net Worth of the Borrower.

         3.8. Net Worth. The Borrower will maintain as at the end of each fiscal quarter of the Borrower a consolidated Tangible Net Worth which shall not be less than the then-effective TNW Requirement. As used herein, the "TNW Requirement" will be deemed to have been $5,500,000 as at December 31, 1992; and as at the last day of each fiscal quarter thereafter (beginning with March 31, 1993) the TNW Requirement will be deemed to become an amount equal to the sum of: (i) the TNW Requirement in effect on the last day of the immediately preceding fiscal quarter, plus (ii) 90% of the net proceeds of any equity securities sold by the Borrower during the fiscal quarter then ended, plus (iii) 90% of the consolidated Adjusted Net Income of the Borrower and Subsidiaries during said fiscal quarter then ended (but without giving effect to any Adjusted Net Income which is less than zero for any fiscal quarter).

         3.9. Quick Ratio. The Borrower will maintain as at the end of each fiscal quarter of the Borrower a ratio of Net Quick
Assets to Current Liabilities, which ratio shall be not less than
1.5 to 1.

         3.10. Profitability. The BorroWer will not incur a quarterly Net Loss in excess of $250,000 for any fiscal quarter (commencing with the results for the fiscal quarter ended September 30, 1993). The Borrower will not incur a quarterly Net Loss in any two consecutive fiscal quarters. The Borrower will achieve Net Income of at least $750,000 for each fiscal year, beginning with its fiscal year ending December 31, 1993.

         3.11. Books and Records. The Borrower will maintain (and cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence and during the continuance of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.11.

         Except as otherwise provided below, the Bank will not at any time use (for any purpose other than in connection with monitoring the within-described loan facilities and/or enforcing its rights hereunder and/or under the Security Agreement) any information of any kind to which the Bank is given access or which is provided to the Bank by the Borrower pursuant to this ss.3.11 or pursuant to the Security Agreement (such information being hereinafter referred to, subject to the last sentence of this ss.3.11, as the "Confidential Information"). The Bank agrees that it will use reasonable efforts to ensure that Confidential Information will not be disclosed to any other Person without the Borrower's consent; provided, however, that nothing contained herein will be deemed to preclude any such disclosure: (1) to employees, officers, directors and/or agents of the Bank in connection with the approval of Loans, letters of credit or other facilities or in connection with the administration of this letter agreement, any such Loans, letters of credit and/or other facilities; (2) to internal or independent auditors; (3) to any examiners or other officials, employees or agents of any federal or state governmental regulatory agency, board, commission, public corporation or similar entity; (4) if ordered by any court or governmental agency having or claiming jurisdiction; (5) to any actual or proposed assignee of or participant in any Loan; and/or (6) in connection with any suit, action or other proceeding to collect any Loans or enforce any other right under this letter agreement, the Security Agreement and/or any of the

Notes. Notwithstanding the foregoing, it is agreed that "Confidential Information" expressly excludes: (1) any information filed with a public agency or otherwise within the public domain, (2) any information supplied to the Bank by a third party under circumstances in which the recipient of such information does not know of (and should not reasonably have known of) any confidential relationship between such third party and the Borrower which would restrict dissemination of such information, and (3) any information supplied by or on behalf of the Borrower which is not labelled "confidential" or as to which the Borrower has not otherwise indicated that disclosure is prohibited.

IV.      NEGATIVE COVENANTS.
         -------------------

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or the deferred purchase price of property) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) plus presently-existing equipment financing permitted under clause (v) of this ss.4.1 will not exceed $1,000,000 in the aggregate outstanding at any one time; and

                  (v) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule.

         Real estate leases will not be deemed included in "Indebtedness" for the purposes of this ss.4.1.

         4.2. Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv) Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause
         (iv) of ss.4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed; or

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         The Bank agrees that it will execute and deliver such subordinations as may from time to time be reasonably necessary to permit the purchase money financing described in clause (v) above.

         4.3. Guaranties. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) currently existing guaranties described on item 4.3 of the attached Disclosure Schedule, and (iii) guaranties of Indebtedness of Subsidiaries (or of employees of Subsidiaries) in an aggregate amount not to exceed $100,000 outstanding at any one time.

         4.4. Dividends. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

         4.5. Loans and Advances. The Borrower will not make any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except that the Borrower may make (A) advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which will not exceed, in the aggregate, $250,000 outstanding at any one time, and (B) loans or advances to any Person for any purpose in an aggregate amount not to exceed $100,000 outstanding at any one time.

         4.6. Investments. The Borrower will not, without the Bank's prior written consent (such consent not be unreasonably withheld), invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities, (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6, (iv) time deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) time deposits with or certificates of deposit issued by any United States commercial bank having more than $100,000,000 in capital, (vi) investments in any Subsidiaries created by the Borrower pursuant to ss.4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owned by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries, and (vii) any other investments approved by the Borrower's Board of Directors, provided that the aggregate amount of all such other investments does not exceed $100,000.

         4.7. Subsidiaries; Acquisitions. The Borrower will not, without the prior written consent of the Bank (such consent not to be unreasonably withheld), form or acquire any new Subsidiary. The Bank hereby consents to the formation by the Borrower of a Subsidiary under the laws of England. Except with respect to Subsidiaries formed pursuant to the first two sentences of this ss.4.7, the Borrower will not, without the prior written consent of the Bank, make any other acquisition of the stock of any other Person or of all or substantially all or the assets to any other Person. The Borrower will not become a partner in any partnership.

         4.8. Merger. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions).

         4.9. Affiliate Transactions. The Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes hereof, affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. Change of Address, etc. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive office or principal place of business from the address described in the first sentence of ss.2.1(j) above, nor will the Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material" "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. No Margin Stock. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

V.       DEFAULT AND REMEDIES
         --------------------

         5.1. Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note or any Term Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with the execution and delivery of this letter agreement or any other instrument, document, certificate or statement executed and delivered in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of ss.ss.3.6, 3.7, 3.8, 3.9 or 3.10 or Article IV; or

         (d) The Borrower shall default in the performance or observance of any agreement or obligation contained in ss.3.1 and/or ss.3.3 and such default shall continue unremedied for 15 days after the commencement thereof; or

         (e) The Borrower shall default in the performance of any other term, covenant or agreement Contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $250,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $250,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within sixty (60) days following the institution thereof); or

         (i) Any attachment, execution or similar process shall be issued or levied against any of the property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

         (j) Any final uninsured judgment in excess of $250,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction; or

         (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (1) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (m) The security interests and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than written release by the Bank) not be fully perfected first priority liens and security interests; or

         (n) The sole stockholder of the Borrower at the date hereof shall for any reason not hold, of record and beneficially, at least 51% of each class of voting stock of the Borrower.

         5.2. Rights and Remedies on Default. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amounts of the Revolving Note and each Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements and Term Loan facility provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note, under each Term Note, under the Security Agreement and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. Set-off. in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence and during the continuance of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

         5.4. Letters of Credit. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

VI.      MISCELLANEOUS
         -------------

         6.1. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note, any Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from that date which is 30 days after the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. Capital Adequacy. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, the Term Loans and/or the within-described revolving and term loan facilities and/or letters of credit issued for the account of the Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall within 30 days following such notice either (A) pay to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, the Term Loans, the within-described revolving and term loan facilities and/or such letters of credit, or (B) terminate this letter agreement and repay all Loans and pay all other sums due hereunder.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this Section.

         6.3. Facility Fees. With respect to the Term Loan, the Borrower will pay to the Bank a facility fee in the amount of $10,000, payable in four non-refundable installments of $2,500 each, the first such installment being payable on the date of execution of this letter agreement and subsequent installments of

$2,500 each being due on each of December 31, 1993, March 31, 1994 and June 30, 1994. The Borrower will also pay to the Bank, on the date of execution of this letter agreement and on the first day of each calendar quarter thereafter as long as the within-described revolving loan arrangements are in effect, a non-refundable quarterly facility fee payable in advance in the amount of $2,343.75 per quarter (appropriately pro-rated for any partial calendar quarter). In addition, if the financing arrangements established by this letter agreement are terminated by the Borrower at any time or by the Bank as the result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding two sentences from the date of such termination through the Expiration Date. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services made available to the Borrower.

         6.4. Other Agreements. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.5 Governing Law. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  Pegasystems Inc.
                  101 Main Street
                  Cambridge, MA  02142
                  Attention:  Ira Vishner,
                               Vice President, Corporate Services

                  If to the Bank:
                  Fleet Bank of Massachusetts, N.A.
                  High Technology Group
                  75 State Street
                  Boston, MA 02109
                  Attention:  Thomas W. Davies, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective two (2) days after deposit in the United States mails, if sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand delivered, same shall be effective upon receipted delivery.

         6.7. Binding Effect; Assignment; Termination. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or any letters of credit issued hereunder; provided that the Bank will not assign this letter agreement, the Loans, the Notes or its rights with respect to any such letters of credit nor grant any participations in any of the foregoing without at least 30 days, prior written notice to the Borrower, except that no such notice will be required in the case of an assignment or participation to an affiliate of the Bank or an assignment to a Federal Reserve Bank as security. The Borrower may terminate this Letter Agreement and the financing arrangements made herein by giving written notice of such termination to the Bank, together with payment of the sum described in the third sentence of ss.6-3; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.8. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.8 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.6 or (ii) by serving a copy thereof upon it at its address set forth in ss.6.6.

         6.9. Severability. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

VII.     DEFINED TERMS
         -------------

         7.1. Definitions. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

                  "Adjusted Net Income" - For any period, that amount (but not less than zero in any event) which represents the Net Income of the Borrower for such period minus the increase (or plus the decrease, as the case may be) in the Borrower's Net Capitalized Software Costs during such period. As used herein, "Net Capitalized Software Costs" means the number properly shown for the item entitled "Software development costs, net" on financial statements of the Borrower prepared consistently with the Borrower's December 31, 1992 financial statements heretofore furnished to the Bank.

                  "Aggregate Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, plus (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

                  "Borrowing Base" - At any time, 80% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding.

                  "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

                  "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement.

                  "Current Assets" - All assets of any corporation or other entity which would, in accordance with generally accepted accounting principles, be classified as current assets of an entity conducting a business the same as or similar to that of such entity; excluding, however, (i) assets which have been pledged, assigned, mortgaged, hypothecated or otherwise encumbered to secure any Indebtedness which is not included in Current Liabilities and (ii) any and all amounts due from affiliated entities.

                  "Current Liabilities" - All liabilities of any corporation or other entity which would, in accordance with generally accepted accounting principles, be classified as current liabilities of an entity conducting a business the same as or similar to that of such entity, including, without limitation, all capitalized lease payments and other payments under capitalized leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. "Current Liabilities" shall also and in any event be deemed to include the Revolving Loans.

                  "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

                  "Expiration Date" - June 1, 1995, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

                  "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

                  "Loan" - Any Revolving Loan or any Term Loan.

                  "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Notes, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

                  "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $2,500,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

                  "Net Income" (or "Net Loss") - The book net income (or net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

                  "Net Quick Assets" - Such Current Assets of the Borrower as consist of cash, cash-equivalents and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

                  "Notes" - Collectively, the Revolving Note and each of the Term Notes.

                  "Obligation" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

                  "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

                  "Person" - An individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "Premises" - As defined in ss.2.1(j) above.

                  "Principal Offices" - The principal place of business of the Bank, now located at 75 State Street, Boston, MA 02109.

                  "Qualified Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made to customers of the Borrower (which customers are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the due date of such Receivable, the payment of which is not in dispute; provided, however, that in the case of long-term contracts between the Borrower and customers unrelated to the Borrower, "Qualified Receivables" will also include all installment payments scheduled to be paid under such contracts within the 12 months following the date as of which Qualified Receivables are being measured, so long as all of the other conditions of this definition are met. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable
         (i) if such Receivable is not free and clear of all adverse interests in favor of any other Person; (ii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition; (iii) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (iv) if such Receivable (other than an installment payment described above which is not yet due and payable) is not invoiced within such period of time as is consistent with the Borrower's normal practices at the date hereof or if the relevant invoice contains dating terms which are materially longer than the dating terms customarily given by the Borrower at the date hereof; (v) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby or with respect to any other Receivable due from said customer to the Borrower; (vi) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; or (vii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days. Without limitation of the foregoing, if any payment on an installment contract is more than 90 days past due, such payment will not be deemed a Qualified Receivable; and if such payment is more than 120 days past due, none of the remaining installment payments on that contract will be deemed Qualified Receivables.

                  "Qualifying Equipment" - Equipment purchased by the Borrower after the date of this letter agreement (or, in the case of the initial Term Loan, equipment purchased by the Borrower not earlier than January 1, 1993) for use in the Borrower's business which meets all of the following criteria: (i) such equipment consists of one of the items shown on the Equipment List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the Premises and has become fully operational, and (iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank).

                  "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

                  "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

                  "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any affiliate) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.



                                                 Very truly yours,

                                                 PEGASYSTEMS INC.



                                                 By [Signature of Ira Vishner]
                                                   ----------------------------
                                                   Its Treasurer
Accepted and agreed:

FLEET BANK OF MASSACHUSETTS, N.A.




By [Signature of Thomas M. Davies]
  -------------------------------------
  Its VP



By [Signature of William E. Reaves Jr.]
   ------------------------------------
   Its First Vice President

                               DISCLOSURE SCHEDULE



Item 1.4                     Form of Term Note

Item 2.1(a)                  Jurisdictions in which Borrower is qualified

Item 2.1(b)                  Stock ownership

Item 2.1(e)                  Litigation

Item 2.1(j)                  Location of Assets

Item 4.1                     Existing Indebtedness

Item 4.2                     Existing Liens

Item 4.3                     Existing Guaranties

                                                                       Item 1.4
                                                                       --------


                                 PROMISSORY NOTE
                                 ---------------

$
- -----------                                              Boston, Massachusetts
                                                                     , 1993
                                                          -----------

         FOR VALUE RECEIVED, the undersigned Pegasytems Inc., a Massachusetts corporation (the "Borrower") hereby promises to pay to the order of FLEET BANK
OF MASSACHUSETTS, N.A. (the "Bank") the principal amount of [       ]
($__________) Dollars ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder. As used herein, "Letter Agreement" means that certain letter agreement dated December 16, 1993 between the Borrower and the Bank.

         Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty [360] days for the actual number of days elapsed) which shall at all times be equal to the sum of (i) one-half of one (0.5%) percent per annum plus (ii) the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law). A change in the aforesaid rate of interest will become effective on the same day on which any change in the Prime Rate is effective. Overdue Principal and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means that the rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

         Principal shall be repaid in thirty-five (35) equal consecutive monthly installments (each in an amount equal to $____________ [1/36th of Principal]) commencing on [first day of month following date of note] and continuing on the first day of each month thereafter through and including [first day of 35th month following month in which note is executed] plus a thirty- sixty (36th) and final payment due on [first day of 36th month following month in which note is executed] in an amount equal to all then remaining Principal and all interest accrued but unpaid thereon. The Borrower may at any time and from time to time, without premium or penalty, prepay all or any portion of said Principal, each such prepayment to be applied against Principal installments in inverse order of normal maturity.

         Payments of both Principal and interest shall be made, in immediately available funds, at the principal office of the Bank (now located at 75 State Street, Boston, Massachusetts 02109), or at such other address as the Bank may from time to time designate.

         The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making the Term Loan (as defined in the Letter Agreement) evidenced by this note and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The aggregate unpaid principal amount of the Term Loan evidenced by this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute prima facie evidence of such amount.

         The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

         This note is one of the Term Notes referred to in, and is secured by and entitled to the benefits of, the Letter Agreement and the Security Agreement (as defined in the Letter Agreement). This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

         Executed, as an instrument under seal, as of the day and year first above written.

CORPORATE
  SEAL
ATTEST:

                                                         PEGASYSTEMS INC.


- ------------------------                          By:
Clerk                                                ---------------------------
                                                     Its

                               DISCLOSURE SCHEDULE


Item 2.1(a):  Jurisdictions in which Borrower is qualified
- ----------------------------------------------------------
         Massachusetts
         New York
         California

Item 2.1(b):  Stock ownership
- -----------------------------
         At the date of this letter agreement, all of the outstanding capital stock of the Borrower is owned by Alan Trefler.

Item 2.1(e):  Litigation
- ------------------------
         None

Item 2.1(j):  Location of Assets
- --------------------------------
         With the exception of small amounts of computer equipment located in the homes of several employees of Borrower, all assets are located in Borrower's offices in Massachusetts, New York, and California. Addresses and landlords follow:
         101 Main Street, Cambridge, MA  02142
         Landlord:           Riverfront Office Park Joint Venture
                             c/o Codman Management Company, Inc.
                             One Main Street
                             Cambridge, MA 02142

         3 New York Plaza, New York, NY  10004
         Landlord:           Pamela Equities Corp.
                             475 Park Avenue South
                             New York, NY 10016

         One Montgomery Street, San Francisco, CA  94104
         Landlord:           Goldfarb & Lipman
                             One Montgomery Street
                             Telesis Tower, 23rd Floor
                             San Francisco, CA 94104

Item 4.1:  Existing Indebtedness
- --------------------------------
         Loan in the amount of $230,000 payable to Alan Trefler

         Furniture and equipment leases with Eaton Financial Corporation, First & Main Corporation, IBM Credit Corporation, PacifiCorp Capital Inc., Phoenix Leasing Inc., and Phoenix Leasing Cash Distribution Fund V., L.P. Aggregate amount outstanding is less than $250,000.

Item 4.2:  Existing Liens
- -------------------------
         Liens in favor of the equipment vendors identified above.

Item 4.3:  Existing Guaranties
- ------------------------------
         None